Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2016, relating to the consolidated financial statements of ULURU Inc. (the "Company") for the fiscal year ended December 31, 2015 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ Lane Gorman Trubitt, LLC

Dallas, Texas
 March 28, 2018